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                                                                   EXHIBIT 10.45

                              MANAGEMENT AGREEMENT

                                 BY AND BETWEEN

                           NATIONAL ENERGY GROUP, INC.

                                       AND

                           TRANSTEXAS GAS CORPORATION

         This Management Agreement (the "Agreement") is made this 28th day of August, 2003 by and between National Energy Group, Inc., a Delaware corporation ("NEG") and TransTexas Gas Corporation. a Delaware corporation ("TransTexas"), referred to herein individually as a "Party" or collectively as "Parties."

                                   WITNESSETH:

         WHEREAS, NEG and TransTexas are each engaged in the oil and natural gas exploration, development and production business; and

         WHEREAS, TransTexas has filed for protection under Chapter 11, Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") designated as Case No. 02-21926; and

         WHEREAS, subject to Bankruptcy Court approval, TransTexas desires to engage NEG to provide management and administrative services with respect to TransTexas's oil and gas operations and certain other matters as more fully described herein.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1 Defined Terms. The following terms, when used herein, shall have the meanings set forth below:

         "Administrative Services" means the services to be rendered by NEG as described in Section 2.2 below.

         "AEI" has the meaning provided in Section 4.1.B below.


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         "Affiliate" means, with respect to a person or entity, any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person, and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of any person or entity.

         "Affiliated Transactions" has the meaning provided in Section 4.2 below.

         "Agreement" means this Agreement, as it may be amended from time to time,

         "Business" means TransTexas's business activities during the term of this Agreement.

         "Effective Date of this Agreement" means the "Effective Date" of the Plan, as such term is defined in the Plan.

         "Material Decisions" has the meaning set forth in Section 2.5 herein.

         "NEG" has the meaning set forth in the above preamble.

         "Non-Public Information" means all information and records furnished by TransTexas with respect to its business and properties, together with any reports, analyses, summaries, spreadsheets, evaluations, memoranda or other documents prepared or generated by NEG or its consultants or agents on the basis of such information, whether in written, graphic, electronic or any other format, except to the extent such information (a) was already in NEG's possession prior to the time of disclosure to NEG by TransTexas or its agents,
(b) was or becomes generally available to the public other than as a result of a disclosure by NEG or NEG's representatives, (c) becomes available to NEG on a non-confidential basis from a source other than TransTexas or its agents, provided that such source is not known by NEG to be bound by a confidentiality agreement with TransTexas or otherwise prohibited from disclosing the information to NEG by a contractual, legal or fiduciary obligation. Such information includes, but is not limited to, seismic data, reserve reports, prospect analyses, and privileged attorney-client communications.

         "Oil and Gas Operations" means the operations to be conducted by NEG on behalf of TransTexas as described in Section 2.3 below.

         "Plan" means the Creditor's Joint Plan Of Reorganization For Debtors Under Chapter 11 of the Bankruptcy Code Submitted By High River Limited Partnership ("High River")to the Bankruptcy Court on June 27, 2003 in Case No. 02-21926 , and all exhibits and schedules annexed thereto or referred to therein, as such may be amended, modified or supplemented from time to time.

         "Services" means (i) the Administrative Services described in Section
2.2 below and (ii) the Oil and Gas Operations functions described in Section 2.3 below.

         "Term" has the meaning provided in Section 8.1 below.

         "Termination Date" has the meaning provided in Section 8.1 below.


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         "TransTexas" has the meaning set forth in the above preamble.

                                   ARTICLE II
                                  NEG SERVICES

         2.1 NEG Services. On the Effective Date, NEG shall perform the following Services on behalf of TransTexas:

               A. Standard of Care. During the Term of this Agreement and on the terms and conditions set forth herein, NEG shall perform the Services in Good Faith and using that degree of care and skill which (i) with respect to the Administrative Services, is not less than that usually and customarily observed by publicly traded corporations; and (ii) with respect to the Oil and Gas Operations, is not less than that usually and customarily observed in the oil and gas industry (and with respect to NEG's operation of TransTexas's Operated Properties, is consistent with that degree of care and skill which would be employed by a reasonably prudent operator).

               B. Compliance. NEG shall perform the Services (i) in compliance with the Articles of Incorporation and Bylaws of TransTexas; and (ii) in compliance in all material respects with applicable federal, state, provincial and local laws. NEG shall comply with all contracts, leases, orders, security instruments and other agreements to which TransTexas is a party or by which TransTexas or any of its property is bound, whether now existing or hereafter arising (as the same may be amended, modified or restated, the "TransTexas Agreements") except to the extent otherwise approved by the Board of Directors of TransTexas and authorized by the Bankruptcy Court. Notwithstanding the foregoing, NEG shall perform the obligations and services required under such governmental laws and requirements and/or TransTexas Agreements using its own personnel and/or consultants as provided herein and not be required to incur any liability to any third party to assure compliance with such governmental laws and requirements and/or TransTexas Agreements; provided that NEG shall timely notice TransTexas and the Bankruptcy Court of any payments or obligations under any such laws, requirements or arrangements to enable TransTexas or the Bankruptcy Court to satisfy any such obligation, file an appropriate Bankruptcy Court motion, or seek a Bankruptcy Court protective order.

               C. Performance of Obligations. NEG shall perform the Services provided herein separate and apart from the administrative services and operations undertaken on its own behalf or on behalf of third parties. Subject to the approval of the TransTexas Board of Directors and to any applicable requirements under the Plan, NEG shall administer the cash management system of TransTexas as approved by the Bankruptcy Court, whereby the Business of TransTexas may be conducted on a daily basis in the ordinary course. Notwithstanding anything to the contrary contained herein, NEG shall not be obligated to expend its own funds, or undertake any liability, future obligations or guaranty for payment on behalf of TransTexas, except with respect to payments made to NEG personnel.

               D. Authority of NEG. Pursuant to and in accordance with, and except as limited by, the terms of this Agreement, NEG shall be responsible for and have authority with respect to the day to day management and operation of TransTexas's Business, including, without limitation, organization and human resources, marketing and sales, logistics, administration, production, drilling, finance and accounting; provided, however that if


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TransTexas shall give notice of termination as provided in Section 8.1 of this
Agreement, such authorization shall cease upon the giving of such notice and all further activities of NEG through the termination date shall be subject to the approval by TransTexas's Board of Directors. To the extent the transfer of any funds of TransTexas is necessary or appropriate in connection therewith, NEG shall keep a record of same in writing together with backup detail (i) indicating the purpose of the requested payment and (ii) sufficient to determine that the requested payment is not in respect of a Material Decision or that such Material Decision has been approved as provided in Section 2.5 hereof. Notwithstanding anything to the contrary set forth in this Section, NEG shall not function as a "Disbursing Agent" as such term is defined in the Plan.

         2.2 Conduct of Administrative Services. NEG shall perform the following administrative services and functions for and on behalf of TransTexas:

               A. Administrative. All management and administrative services as may be required for the reasonable conduct of TransTexas's Business as presently or hereafter conducted (the "Administrative Services"). Throughout the Term, NEG shall maintain, for the benefit of TransTexas and at TransTexas's expense (and in the name of TransTexas as the owner of such policies), insurance coverages that are usual and customary in the oil and gas industry and consistent with past practices of TransTexas and the requirements of any TransTexas Agreements. Such coverages shall include but not be limited to the following: Commercial General Liability Insurance, Excess/Umbrella Liability Insurance, Control of Well Insurance, "All Risk" Property Insurance, Operator's Extra Expense Insurance, Directors and Officers Liability Insurance and other insurance coverages as may be deemed necessary and appropriate;

               B. Professionals, Consultants Etc. Subject to the approval of the Board of Directors and the Bankruptcy Court, making such arrangements with and employing, at the expense and for the benefit of TransTexas, such accountants, attorneys, banks, transfer agents, custodians, underwriters, insurance companies and other persons as may from time to time be reasonably necessary for the conduct of TransTexas's business; excluding the selection and employment of TransTexas's independent auditors, bankruptcy counsel, counsel to TransTexas's Board of Directors and other professionals related thereto, which authority shall be specifically retained by TransTexas; and

               C. Other. Such other administrative functions as are routinely and customarily conducted in the ordinary course of business by corporations engaged in oil and gas exploration and production.

         2.3 Conduct of Oil and Gas Operations. Subject to the provisions of
Section 2.5 respecting Material Decisions, NEG shall perform the following functions or cause the following Oil and Gas Operations functions to be performed on behalf of TransTexas:

               A. Land. Maintenance of land records, including, but not limited to, maintenance of records relating to lease and well names, numbers, status, and locations, payment of lessor's royalties, shut-in and delay rentals and other lease maintenance functions, preparation and maintenance of division orders, payment of overriding royalties, net profits interests, production payments, royalties and any other payments due out of production attributable to TransTexas's properties;


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               B. Well. Well performance reviews, including, but not limited to, preparation and review of, and making of recommendations and elections with respect to, proposals for drilling, completion, workovers, or other operations with respect to the wells, preparation and submission of regulatory applications, compliance with plugging and abandoning requirements, making of recommendations and decisions concerning equipment requirements, and, where applicable, monitoring of the operator's performance of such activities with respect to the wells;

               C. Engineering. Engineering and general oil field operations including, but not limited to, evaluation of outside proposals for exploration and exploitation of oil and gas properties, reserve evaluations and production forecasting, AFE costs, joint interest billings, and invoices, preparation and fling of regulatory reports, monitoring of allowables, monitoring of well profitability, and pursuit of opportunities for enhancement of existing oil and gas production;

               D. Geological and Geophysical. Geological and seismic operations, including, but not limited to, acquisition, processing and interpretation of seismic data (whether internally or externally generate), and evaluation of internally and externally developed proposals and review of logs, isopach maps, and structure maps;

               E. Acquisitions and Divestitures. Identification of, and, with respect to Material Decisions, making of recommendations to Board of Directors and the Bankruptcy Court with respect to acquisition or disposition of existing or hereafter acquired properties of TransTexas, including, but not limited to, lease purchases, acreage trades, farm out, and farmins, and other arrangements relating to the acquisition or disposition of properties;

               F. Marketing. Contracting for the gathering, treating, processing, transportation and sale of oil, gas and other hydrocarbons produced from or attributable to TransTexas's properties (including, but not limited to, gas balancing with respect thereto) and collection of revenue from such sales;

               G. Operations. Performance of TransTexas's duties as well or lease operator, where applicable, including, but not limited to, all bonding and escrow requirements as set out by the appropriate regulatory agencies or bonding companies.

               H. Contracts. Contract negotiation, administration, and review, including, but not limited to, joint operating agreements, farm outs, farmins, and production sale agreements;

               I. Accounting. Payment and collection of operating expenses, including, but not limited to, joint interest billings; revenue disbursements; and budgeting and forecasting of capital and operating revenues and expenses;

               J. Purchasing. Procurement in the ordinary course of business of equipment, supplies and other goods and services reasonably necessary for the efficient day to day operation of the Business;


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               K. Compliance. Regulatory compliance, including, but not limited to, (i) application for, or maintenance of, and compliance with all required governmental permits and authorizations with respect to TransTexas's preparation and filing of all applications, reports, notices, and other regulatory filings or reports required by any federal, state, or local authority with respect to TransTexas's properties or Business; provided, however, that all such regulatory filings (other than ministerial filings and reports in the ordinary course of business) shall be approved and, if necessary, executed by a member of the TransTexas Board of Directors and, if applicable, approved by an order of the Bankruptcy Court; and (ii) participation in hearings and other administrative proceedings on behalf of TransTexas, subject to the advice and consent of the Board of Directors, or a delegated officer thereof, and, if applicable, approved by an order of the Bankruptcy Court; and

               L. Other. Such other functions as are usually and customarily performed by an oil and gas exploration and production company not heretofore enumerated in this Section 2.3.

         2.4 Duties Retained by TransTexas. Notwithstanding the retention of NEG to perform the Services in connection with the oil and gas operations of TransTexas, it is expressly understood and agreed that TransTexas, acting through its Board of Directors or its designated officer, shall retain all responsibility and authority for execution on behalf of TransTexas of all such contracts, agreements, assignments, documents, TransTexas Agreements and other instruments as may be useful or necessary in the conduct of TransTexas's Business during the term hereof. Further, NEG shall not take title to any properties owned by TransTexas as of the date hereof, and with respect to properties subsequently acquired on behalf of TransTexas, NEG shall either take title in TransTexas's name or assign, or cause to be assigned, record title to TransTexas within a reasonable time thereafter.

         2.5 Material Decisions. Except in the ordinary course of business, NEG shall not make any commitment on behalf of TransTexas without the prior majority approval of the three independent Members of the Board of Directors, as defined and mandated by the TransTexas Certificate of Incorporation if the commitment (a "Material Decision") would:

         (i) obligate TransTexas to any expenditure or liability not provided for in a budget previously adopted by the Board of Directors of TransTexas;

         (ii) obligate TransTexas to sell or dispose of an asset or group of assets;

         (iii) obligate TransTexas to sell oil, gas or other hydrocarbons produced from or attributable to TransTexas's properties under a contract having a term longer than one (1) year, or any "hedging" or "swap" agreements relating to the production or sale of TransTexas hydrocarbons;

         (iv) place a lien, security interest, mortgage, pledge, production payment, or other encumbrance upon any of TransTexas's properties (other than such liens and security interests as arise in the ordinary course of TransTexas's business, including liens arising by operation of law, under joint operating agreements, or under mechanics and materialmen's lien laws);


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         (v) initiate or compromise any litigation or threatened litigation matter involving potential rights or liabilities of TransTexas;

         (vi) determine the compensation of any TransTexas officers; or

         (vii) change TransTexas' AEI, as set forth in Section 4.1.B of this Agreement.

         2.6 Record-Keeping and Reporting.

               A. Reporting to the Board of Directors and the Bankruptcy Court. NEG shall prepare or cause to be prepared and shall submit to the Board of Directors of TransTexas the following information and reports:

                  1. Annually: Budget for operations and capital expenditures.

                  2. Monthly: Activity report for oil and gas operations and cash flows.

                  3. At each meeting of the Board of Directors:

                           a. A report containing information relevant to any
                  Material Decision, together with NEG's recommendation with respect thereto and reasons therefor, and a summary of actions taken pursuant to Material Decisions since the preceding meeting of the Board of Directors; and

                           b. Such other reports and information as the
                  TransTexas Board of Directors may reasonably request.

                  4. Drafts of all required federal, state and local tax returns.

                  5. Monthly operating reports and other reports and filings requested or required by the Bankruptcy Court.

               B. Reporting to Third Parties. NEG shall prepare and submit to the Board of Directors of TransTexas for approval, for review, comment and execution, such reports and information to third parties (including regulatory authority, joint interest owners and institutional investors) as may be required by applicable law or TransTexas's contracts with such third parties.

               C. Maintenance of Books and Records. NEG shall maintain the books and records of TransTexas in accordance with applicable laws and with generally accepted accounting principles applied on a basis consistent with the prior practices of TransTexas, subject in all respects to the approval TransTexas' Board of Directors, and the Bankruptcy Court.

         2.7 Commingling of Assets. NEG shall separately maintain and not commingle the assets of TransTexas with those of NEG.


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                                  ARTICLE III
                                NEG COMPENSATION

         3.1 Compensation. As consideration for the performance of the obligations contained herein, TransTexas shall pay to NEG, as NEG's sole compensation for providing the Services described herein, a monthly fee of $312,500.

                                   ARTICLE IV
                              CONFLICTS OF INTEREST

         4.1 Corporate Opportunities. Each of NEG and TransTexas acknowledge that certain of their respective shareholders and members of the Boards of Directors include Affiliates. Therefore, in order to minimize the potential for conflicts of interest and/or the appearance thereof, each of NEG and TransTexas agree to cooperate with the other in fully disclosing corporate interlocks pertaining to the Services provided by NEG or the Business of TransTexas as it may relate to their Affiliates.

               A. NEG Opportunities. TransTexas hereby acknowledges that NEG and its Affiliates are actively and substantially engaged in the oil and gas exploration business, and agrees that, subject to the provisions of Section 4.1.B, NEG and its Affiliates (including the officers of NEG who are engaged in TransTexas Business in providing the Services described herein) shall be free to continue to engage in such business.

               B. Area of Exclusive Interest. Each of TransTexas and NEG agrees that in order to minimize the potential for conflict with respect to a corporate opportunity of TransTexas, an area of exclusive interest for TransTexas ("AEI") is hereby established as follows:

               Any and all corporate opportunities relating to the future acquisition or operation of oil and gas properties from whatever source derived, which are located within Wharton County, Jackson County and the ninety (90) square miles defined as Trinity Bay shall be the exclusive corporate opportunity of TransTexas.

               C. Survival. The AEI provision set forth in Sections 4.1.B f this Agreement shall survive the termination of this Agreement for a period of twelve
(12) months.

         4.2 Affiliated Transactions. All transactions between NEG and its Affiliates and TransTexas ("Affiliated Transactions") shall be on terms and conditions at least as favorable to TransTexas as those prevailing in the oil and gas industry for comparable transactions between unaffiliated parties.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of NEG. NEG represents and warrants to TransTexas that the following are, and at all times during the term of this Agreement shall remain, true and correct:


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               A. Organization and Authority. NEG has all requisite power and capacity, is under no legal restraint, and has all necessary authority to enter into this Agreement and perform its obligations hereunder. NEG is a corporation duly organized and constituted and existing under the laws of the State of Delaware and is qualified to conduct business in each of the jurisdictions in which such qualification is necessary to perform its obligations hereunder. The Agreement has been duly executed and delivered by NEG, and the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by NEG with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Articles of Incorporation or Bylaws of NEG or any other material agreement, instrument, writ, order, judgment or decree to which NEG is a party or is subject or by which it is bound. This Agreement constitutes a valid obligation of NEG enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

               B. No Claims. To the knowledge of NEG, except with respect to such matters that would not, if determined adversely to NEG, have a material adverse effect on NEG or its ability to perform its obligations hereunder (i) NEG is not in default under any applicable laws or under any order of any court or governmental administrative body having jurisdiction, (ii) there are no claims, actions, suits or proceedings, pending or threatened, against NEG at law or in equity, or before or by any administrative body having jurisdiction, and
(iii) no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. To the knowledge of NEG, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened, which seeks to restrain or seeks damages in connection with the consummation of the transactions contemplated herein.

               C. Personnel. Except with respect to third-party legal, accounting, consulting and other services contemplated herein, NEG has, and at all times during the term of this Agreement shall have in its employ or available to it, personnel sufficient to enable it to perform its obligations hereunder.

         5.2 Representations and Warranties of TransTexas. TransTexas represents and warrants to NEG that the following are, and at all times during the term of this Agreement shall remain, true and correct; provided it is specifically understood and agreed that the representations and warranties contained herein are subject to the jurisdiction, future orders and decrees of the Bankruptcy Court.

               A. Organization and Authority. TransTexas has all requisite power and capacity, is under no legal restraint, and has all necessary authority to enter into this Agreement and perform its obligations hereunder subject, however, to Bankruptcy Court approval. TransTexas is a corporation duly organized and constituted and existing under the laws of the State of Delaware and is qualified to conduct business in each of the jurisdictions in which such qualification is necessary to perform its obligations hereunder. The Agreement has been duly executed and delivered by TransTexas, and the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by TransTexas with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Articles of Incorporation or Bylaws of TransTexas or any other material agreement, instrument, writ, order, judgment or decree to which TransTexas is a


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party or is subject or by which it is bound. This Agreement constitutes a valid obligation of TransTexas enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 Indemnification by NEG. NEG hereby agrees to defend, indemnify and hold harmless TransTexas and its officers, directors, shareholders, employees, agents and Affiliates (collectively, the "TransTexas Indemnitees") to the fullest extent permitted under (i) the Certificate of Incorporation and Bylaws of TransTexas and (ii) the laws of the State of Delaware, from any and all threatened or actual claims, demands, causes of action, suits, proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys' fees and court costs (collectively, "Claims"), sustained or incurred by or asserted against the TransTexas Indemnitees arising from (i) the breach of this Agreement by NEG; and (ii) the gross negligence, illegal conduct or willful misconduct of NEG in connection with the rendering of the Services.

         6.2 Indemnification by TransTexas. TransTexas hereby agrees to defend, indemnify and hold harmless NEG and its officers, directors, shareholders, employees, agents and Affiliates (collectively, the "NEG Indemnitees") to the fullest extent permitted under (i) the Certificate of Incorporation and Bylaws of TransTexas, (ii) the laws of the State of Delaware, and (iii) any order of the Bankruptcy Court providing indemnification of persons engaged in the bankruptcy proceeding from any and all threatened or actual Claims sustained or incurred by or asserted against the NEG Indemnitees arising from (a) the breach of this Agreement by TransTexas or (b) NEG's performance of the Services, except to the extent TransTexas is entitled to indemnification with respect thereto from NEG pursuant to Section 6.1 above.

         6.3 Indemnification Procedures. A Party requesting indemnification pursuant to this Article VI (the "Indemnified Party") shall promptly give notice to the Party from whom indemnification is sought (the "Indemnifying Party"); provided that the failure to give such notice shall not affect the Indemnified Party's right to indemnification, except to the extent that the Indemnifying Party is prejudiced in its ability to defend the Claim for which indemnification is sought, and in the event of any claim resulting from a claim or legal proceeding by a third party, the Indemnifying Party shall defend such Claim by counsel selected by the Indemnifying Party (provided that such counsel shall be reasonably satisfactory to the Indemnified Party), and the Indemnifying Party shall pay all expenses therefor. The Indemnified Party may, at its own expense, employ separate counsel and participate in defense of such Claims.

         6.4 Survival. The indemnification provisions of this Article VI shall survive the termination of this Agreement for a period of the longer of four (4) years or, in the case of any Claims involving securities laws, taxes or environmental matters, the applicable statute of limitations or, in any case, such other period as may be determined by the Bankruptcy Court.


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                                  ARTICLE VII
                                 CONFIDENTIALITY

         NEG shall maintain the confidentiality of all Non-Public Information with respect to TransTexas, its business or its assets; provided, however, that NEG may disclose such Non-Public Information (i) in any judicial or alternative dispute resolution proceeding to resolve disputes between TransTexas and NEG arising hereunder; (ii) to the extent disclosure is legally required under applicable laws or any agreement to which TransTexas is a party or by which it is bound, provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, NEG shall, if so advised by counsel, seek a protective order or other relief to prevent or reduce the scope of such disclosure; and (iii) to TransTexas's existing or potential lenders, investors, joint interest owners, purchasers, or other parties with whom TransTexas may enter into contractual relationships, to the extent deemed by NEG to be reasonably necessary or desirable to enable it to perform the Services, provided that NEG shall require such third parties to execute agreements to maintain the confidentiality of the Non-Public Information so disclosed; and (iv) if authorized by the Board of Directors of TransTexas. NEG acknowledges that the Non-Public Information is being furnished to NEG for the sole and exclusive purpose of enabling it to perform the Services, and the Non-Public Information may not be used by it for any other purpose. The provisions of this Section shall survive the termination of this Agreement.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 Term. The term of this Agreement (the "Term") shall commence at the Effective Date and end (the "Termination Date"):

         (i) upon thirty (30) days following a written notice of termination by TransTexas;

         (ii) upon ninety (90) days following a written notice of termination by NEG;

         (iii) as may be mutually agreed between the Parties;

         (iv) thirty (30) days following any day where High River's designees no longer constitute a majority of the TransTexas Board of Directors unless the newly constituted Board agrees to waive application of this Section 8.1 (iv); or

         (v) as otherwise determined by the Bankruptcy Court.

         8.2 In the event this Agreement shall terminate pursuant to Section 8.1 or otherwise, NEG shall cooperate as TransTexas may reasonably request in order to enable TransTexas to perform the Services provided by NEG hereunder; provided that (i) NEG shall have been compensated as provided hereunder for all Services rendered prior to such termination, and (ii) NEG shall be compensated for any Services rendered following such termination in the same manner consistent with the compensation described in Section 3.1 or as otherwise agreed.


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                                   ARTICLE IX
                       AUDIT RIGHTS AND DISPUTE RESOLUTION

         9.1 Audit Rights. TransTexas shall have the right, at its sole cost and expense, at any time during the Term of this Agreement, and for a period of twenty-four (24) months following termination of this Agreement, but not more than once in any twelve-month period, to audit, examine and make copies of or extracts from any of the books and records of TransTexas in the possession of NEG and, to the extent necessary to verify the performance by NEG of its obligations under this Agreement, the books and records of NEG (the "Audit Right"). TransTexas may exercise the Audit Right through such auditors as the Board of Directors of TransTexas may determine in its sole discretion. TransTexas shall (i) exercise the Audit Right only upon reasonable notice to NEG and (ii) use reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to NEG.

         9.2 Resolution Committee. Either Party may request at any time a finding by the resolution committee (the "Resolution Committee") to attempt to resolve disputes arising hereunder. The Resolution Committee shall be comprised of three members, consisting of two (2) members designated by the TransTexas Board of Directors and one (1) member designated by the NEG Board of Directors; provided that the designated representatives of the TransTexas Board of Directors shall not be Affiliates of NEG and the designated representatives of NEG shall not be Affiliates of TransTexas. The Resolution Committee shall designate one member by majority vote who shall act as the Chairman. The Board of Directors of either Party may submit any dispute to the Resolution Committee by written request to the chairman of the Resolution Committee, who shall, within twenty (20) days thereafter call a meeting of the Resolution Committee. The Resolution Committee shall attempt to resolve the dispute, provided, however, that the finding of the Resolution Committee shall not be binding upon either Party unless unanimously agreed. If within thirty (30) days after the Resolution Committee is convened, the Resolution Committee is unable to reach a unanimous agreement on resolution of the dispute, then either Party may pursue its legal and equitable remedies in the Bankruptcy Court. This Section 9.2 shall survive the termination of this Agreement.

         9.3 Attorneys' Fees and Expenses. In any action brought by either Party hereto to enforce the obligations of any other Party hereto, the prevailing Party shall be entitled to collect from the opposing Party to such action such Party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.1 Notices. All notices or advices required or permitted to be given by or pursuant to this Agreement shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally or by facsimile, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified

Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

                     If to TransTexas: To such person or persons as the Board of
                                Directors of TransTexas by resolution shall designate and in the absence of such designation to each member of the Board of Directors.

                     If to NEG:           National Energy Group, Inc.
                                          Attn:  Legal Department
                                          4925 Greenville Avenue, Suite 1400
                                          Dallas, TX 75201
                                          (214) 6929211 -Telephone
                                          (214) 692-5055 -- Facsimile

or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

         10.2 Insider Trading. TransTexas, through a public offering or otherwise, may become or may be deemed a "publicly traded" company under the United States securities laws, In such event, NEG acknowledges that it is aware that the United States securities laws would prohibit any person who has material, non-public information concerning TransTexas from purchasing or selling any securities of TransTexas or from communicating any information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and NEG will prohibit its employees, consultants and agents who are involved in the rendering of the Services from engaging in any such practices.

         10.3 Governing Law. This Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of New York

         10.4 Entire Agreement. This Agreement is the entire Agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof.

         10.5 Construction. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties hereto.

         10.6 Author. Each of the persons signing below on behalf of a Party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the Party for whom he or she is signing and to bind such Party to the terms and conditions of this Agreement.

         10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall become effective only when all of the Parties hereto shall have executed the original or counterpart hereof. This Agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

         10.8 Successors and Assigns. This Agreement may not be assigned (including performance by subcontract) by either Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors.

         10.9 No Third Party Beneficiaries. This is not a third party beneficiary contract. No person or entity other than NEG, the NEG Indemnitees, TransTexas, and the TransTexas Indemnitees shall have any rights under this Agreement.

         10.10 Amendments. This Agreement may be amended or modified only in a writing which specifically references this Agreement.

         10.11 No Waiver. Either Party to this Agreement may decide not to require, or fail to require, full or timely performance of any obligation arising under this Agreement. The decision not to require, or failure of a Party to require, full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

         10.12 Time of the Essence. Time is of the essence with respect to each obligation arising under this Agreement.

         10.13 Unenforceability. In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

         10.14 Bankruptcy Court. Whenever in this Agreement reference is made to a requirement for, approval of or authorization by the Bankruptcy Court, such approval or authorization shall be required for so long as the Bankruptcy Court shall retain jurisdiction with respect to TransTexas or its assets.




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




Dated the date first set forth above.

                                          NATIONAL ENERGY GROUP, INC.


                                          By:       /s/ PHILIP D. DEVLIN
                                             ----------------------------------
                                                        PHILIP D. DEVLIN

                                          TRANSTEXAS GAS CORPORATION.


                                          By:       /s/ BOB G. ALEXANDER
                                             ----------------------------------
                                                        BOB G. ALEXANDER